Exhibit 10.21

WRITTEN CONSENT OF THE COMPENSATION COMMITTEE

OF

NEW WORLD BRANDS, INC.

Effective as of July 21, 2009 (the “effective date”).

The undersigned, being all of the members of the Compensation Committee (the “Committee”) of New World Brands, Inc., a Delaware Corporation (the “Corporation” or “NWB”), consent to the corporate actions specified below and adopt the following decision by written consent pursuant to Sec. 141 (f) of the Delaware General Corporation Law:

WHEREAS it is in the best interests of the Corporation and has been agreed to issue options to various employees and individuals who meet the following criteria to purchase shares of company stock on the terms and conditions set forth in the Company stock option plan issued in February 2008. Those officers, directors, managerial professional or administrative employees of, and consultants and advisors to, the Company who have been working for the Company from July 1, 2008 through April 1, 2009, shall be entitled to receive options to purchase a number of shares equal to half of the dollar amount stated to have been earned by such worker on their 2008 W-2 form.

NOW, THEREFORE, BE IT RESOLVED that effective on this date, the Corporation is hereby authorized by us, the undersigned committee members, to engage in the transaction described in the attached documents, and to take all actions necessary and prudent for the issuance of the options described herein.

This written consent may be executed in counterparts, each of which shall be deemed to part of one and the same original instrument.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date set forth herein.

M. David Kamrat

Shehryar Wahid

Selvin Passen, M.D.